Exhibit 99.1


                    Revlon Reports First Quarter 2007 Results

      Benefits of Restructuring Actions Positively Impact the First Quarter

        Company Reiterates its Outlook of $210 Million in EBITDA for 2007



NEW YORK, May 8, 2007 - Revlon, Inc. (NYSE: REV) today announced results for the first quarter ended March 31, 2007. Net sales of $328.6 million in the first quarter 2007 increased 1.0% compared to $325.5 million in the same period last year. Operating income in the first quarter 2007 was $3.0 million, compared to an operating loss of $17.2 million in the first quarter 2006. Net loss in the first quarter 2007 was $35.2 million, or $0.07 per diluted share, compared to a net loss of $58.2 million, or $0.15 per diluted share in the first quarter 2006. Adjusted EBITDA(1) in the first quarter 2007 was approximately $32.3 million, compared to $15.3 million reported in the same period last year. Results for the first quarter 2007 included restructuring expenses of $4.3 million, while the first quarter 2006 included restructuring expenses of $9.0 million.

Commenting on today's announcement, Revlon President and Chief Executive Officer David Kennedy said, "Our performance this quarter was driven by a modest increase in sales and a significant decrease in costs, which was a direct result of the restructuring actions we announced last year. We are pleased to have generated positive operating income and that our Adjusted EBITDA more than doubled in the first quarter of 2007 compared to last year. Importantly, we remain committed to achieving Adjusted EBITDA of approximately $210 million in 2007. Our focus remains on building the Revlon brand, the Almay brand and our other key brands around the world, continuing to improve our execution by working with our retail customers and intensely controlling our costs."

                              First Quarter Results
                              ---------------------

Net sales in the first quarter of 2007 advanced 1.0% to $328.6 million, compared with net sales of $325.5 million in the first quarter of 2006. Excluding the impact of foreign currency translation, net sales in the first quarter increased 0.6% versus year-ago.

In the United States(2), net sales in the first quarter of 2007 declined 2.5% to $193.3 million, compared with net sales of $198.3 million in the first quarter of 2006. This performance was driven primarily by lower shipments in color cosmetics, partially offset by higher shipments in beauty care products.

In International, net sales in the first quarter of 2007 increased 6.4% to $135.3 million, compared with net sales of $127.2 million in the first quarter of 2006. Excluding the impact of foreign currency translation, International net sales in the first quarter of 2007 advanced 5.5% versus year-ago. This growth reflected higher shipments in all three international regions.

The Company generated operating income of $3.0 million in the first quarter of 2007, versus an operating loss of $17.2 million in the first quarter of 2006. Net loss in the first quarter of 2007 was $35.2 million, or $0.07 per diluted share, compared with a net loss of $58.2 million, or $0.15 per diluted share, in the first quarter of 2006. Adjusted EBITDA in the first quarter of 2007 was $32.3 million, compared to $15.3 million in the same period last year. The improvements in operating income, net loss and Adjusted EBITDA were due to slightly higher net sales, and significantly lower general and administrative expenses, which were a direct result of the initial benefits from the Company's restructuring actions.

Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and which is reconciled to net income/(loss), the most directly comparable GAAP measure, in the accompanying financial tables.

Cash flow provided by operating activities in the first quarter of 2007 was $24.7 million, compared with cash flow provided by operating activities of $8.5 million in the first quarter of 2006.

Results for the first quarter 2007 included restructuring expenses of $4.3 million, while the first quarter 2006 included restructuring expenses of $9.0 million.

                          U. S. Market Share Results(3)
                          -----------------------------

In terms of U.S. marketplace performance, according to ACNielsen, the color cosmetics category grew 0.5% in the first quarter 2007 compared to the same period last year. U.S. mass-market share for the Revlon, Almay and Vital Radiance (which was discontinued in September 2006) color cosmetics brands, and for hair color, anti-perspirants and deodorants, and beauty tools for the first quarter of 2007 are summarized in the table below:

                                                           $ Share %
                                              ----------------------------------
                                                                        Point
                                               Q1, 2007    Q1, 2006     Change
                                              ----------  ----------  ----------

Total Company Color Cosmetics                    20.3  %     21.5  %     -1.2
  Revlon Brand                                   13.2        14.6        -1.4
  Almay Brand                                     6.5         6.4         0.1
  Vital Radiance Brand                            0.6         0.6         0.0
Total Company Women's Hair Color                 10.1         8.8         1.3
Total Company Anti-perspirants / deodorants       6.3         6.1         0.2
Revlon Beauty Tools                              25.8        26.5        -0.7

Commenting on the Company's market share results, Mr. Kennedy said, "The Revlon brand experienced a market share decline, which reflects a decrease in share by products launched in prior years, offset somewhat by performance from new products launched in the second half of 2006 and the beginning of 2007. Since September 2006, following our decision to discontinue Vital Radiance, our strategy has been to fully focus our efforts on building and leveraging our established brands, particularly our Revlon brand."

"We are taking actions intended to generate sustainable, profitable growth. To this end, we are fully utilizing our considerable creative, marketing and research and development capabilities in order to reinvigorate new product development and create consistently effective brand marketing across our portfolio of core brands. For example, we recently launched Revlon ColorStay Soft & Smooth Lipcolor, Revlon Limited Edition Collection, Almay Smart Shade,

Almay Hydracolor Lipcolor, Mitchum Smart Solid and Revlon Colorist Haircolor, and supported these launches with competitive levels of advertising and promotion. In the second half of 2007, we expect to support a number of new product launches, including Revlon 3D Extreme Mascara, Revlon Renewist Lipcolor, Revlon Age Defying Makeup Primer, Almay Pure Blends Mineral Make-Up and Almay Smart Shade line extensions," Mr. Kennedy continued.

Further, Mr. Kennedy said, "We began executing our business strategy at the end of last year and it will continue to be our priority going forward. Specifically,
     (1) Building and leveraging our strong brands - we recently launched several exciting new products in our core brands and have plans for additional launches in the second half of 2007, as mentioned above;
     (2) Improving the execution of our strategies and plans, and providing for continued improvement in our organizational capability - since our restructuring, we have expanded responsibilities of existing employees, created new reward incentives and promoted from within our organization. In addition, we have recruited highly capable people to join our team. We will continue to focus on developing our employees and enhancing our capabilities;
     (3) Continuing to strengthen our international business - our international business had strong results in the first quarter in each of our three regions. We intend to continue to strengthen our international business further by leveraging our U.S.-based Revlon brand marketing, as well as our strong regional brands;
     (4) Enhancing operating profit margins and cash flow - benefits from our restructuring actions led to improvements in our operating profits in the first quarter and we expect these improvements to be sustainable;
     (5) Improving our capital structure - in December 2006, we successfully refinanced our 2004 credit agreement, which is generating interest savings and increased our financial flexibility. Also, in January 2007, we completed a $100 million rights offering, which we used primarily to pay down debt. We will continue to take opportunities to strengthen our balance sheet."

Conference Call
---------------
The Company will host a conference call with members of the investment community on May 8, 2007 at 9:30 a.m. EDT to discuss the results of the first quarter. Access to the call is available to the public at www.revloninc.com.

About Revlon
------------
Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com, and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).

Investor Relations & Media Contact:
Abbe F. Goldstein, CFA
(212) 527-6465

                           Footnotes to Press Release
                           --------------------------

(1) Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income/(loss), its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i) monitor and evaluate the performance of the Company's business operations;

(ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;

(iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv) review and assess the operating performance of the Company's management team and as a measure in evaluating employee compensation and bonuses;

(v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management as described above, that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.


(2) During the second quarter of 2006, management responsibility for its business in Canada was transferred from the North America operations to the European region of its International operations. Accordingly, all prior period amounts have been reclassified to reflect Canada's financial information in the Company's International operations.

(3) All market share and consumption data is U.S. mass-market dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers. This data represents approximately two-thirds of the Company's U.S. mass-market dollar volume. Such data represent ACNielsen's estimates based upon data gathered by ACNielsen from market samples and are therefore subject to some degree of variance and may contain slight rounding differences.


                           Forward-Looking Statements
                           --------------------------

Statements made in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's beliefs, expectations and/or plans: (i) concerning our future growth, profitability, cash flow and financial performance, including achieving Adjusted EBITDA of approximately $210 million in 2007; (ii) to build the Revlon brand, the Almay brand and other key brands around the world, to continue to improve our execution by working with our retail customers and to intensely control our costs; (iii) our strategy to build and leverage our established brands, particularly our Revlon brand; (iv) to generate sustainable profitable growth, including by fully utilizing our considerable creative, marketing and research and development capabilities to reinvigorate new product development and create consistently effective brand marketing across our portfolio of core brands; (v) to support a number of new product launches in the second half of 2007; and (vi) to continue to execute on our business strategy as a priority going forward, including by (a) building and leveraging our strong brands, such as by additional new product launches planned for the second half of 2007; (b) improving the execution of our strategies and plans and providing for continued improvement in our organizational capability, including by developing our employees and enhancing our capabilities; (c) continuing to strengthen our international business, including by leveraging our U.S.-based Revlon brand marketing, as well as our strong regional brands; (d) enhancing our operating profit margins and cash flow, including through sustainable improvements from our restructuring actions; and (e) continuing to take opportunities to improve our capital structure and strengthen our balance sheet.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including our 2006 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file with the SEC during 2007 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including difficulties, delays, unanticipated costs or our inability: (i) to achieve our future growth, profitability, cash flow and financial performance objectives, including less than anticipated growth, or a decrease, in Adjusted EBITDA, including, without limitation, 2007 Adjusted EBITDA being less than approximately $210 million, such as due to lower than anticipated revenues, less than anticipated shipments, more than anticipated returns and/or higher than expected expenses, as well as actions by our retail customers impacting our financial performance, including in response to decreased consumer spending in response to weak economic conditions or weakness in the category or retailer inventory management, changes in consumer preferences, such as reduced consumer demand for our products, changes in consumer purchasing habits, including with respect to shopping channels, changes in the competitive environment and actions by our competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and/or marketing and promotional successes; (ii) to build the Revlon brand, the Almay brand and our other key brands around the world, to continue to improve our execution by working with our retail customers and/or to intensely control our costs, such as due to less than anticipated results from our brands, less than anticipated retail customer or consumer acceptance of our existing or new products, decreased sales of our existing products as a result of our new products, less than effective new product development and/or higher than expected expenses; (iii) to improve our market share, such as less than effective results from fully focusing our efforts on building and leveraging our established brands, particularly our Revlon brand;
(iv) to generate sustainable profitable growth, such as due to less than effective new product development, less than expected acceptance of our new or existing products by consumers and/or retail customers and/or less than expected acceptance of our creative and brand marketing plans or advertising or promotion programs by our consumers and/or retail customers; (v) less than expected levels of support for new product launches, including in the second half of 2007; and/or (vi) to execute on our business strategy, such as (a) less than expected growth of our strong brands, such as due to less than expected acceptance of our new or existing products under these brands by consumers and/or retail customers; (b) difficulties, delays or the inability to improve the execution of our strategies and plans and/or organizational capability; (c) our inability to continue to strengthen our international business, such as due to higher than anticipated levels of investment required to support and build our brands globally or less than anticipated results from our regional and/or multi-national brands; (d) our inability to enhance our operating profit margins and cash flow, such as due to less than anticipated savings from our restructuring actions; and/or (e) difficulties, delays, unanticipated costs or our inability to continue to take opportunities to improve our capital structure and strengthen our balance sheet, including in connection with refinancing the remaining balance of the 8 5/8% Senior Subordinated Notes, in whole or in part. Factors other than those listed above could also cause the Company's results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company's websites or other websites referenced herein shall not be incorporated by reference into this release.


                                     REVLON, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF OPERATIONS
                              (dollars in millions, except per share data)



                                                                                Three Months Ended
                                                                                     March 31,
                                                                       -------------------------------------
                                                                             2007                 2006
                                                                       ----------------     ----------------
                                                                                    (Unaudited)
Net sales..........................................................    $         328.6      $         325.5
Cost of sales......................................................              126.2                117.3
                                                                       ----------------     ----------------
     Gross profit..................................................              202.4                208.2
Selling, general and administrative expenses.......................              195.1                216.4
Restructuring costs and other, net.................................                4.3                  9.0
                                                                       ----------------     ----------------

     Operating income (loss).......................................                3.0                (17.2)
                                                                       ----------------     ----------------

Other expenses (income):
     Interest expense..............................................               33.8                 35.2
     Interest income...............................................               (1.3)                (0.3)
     Amortization of debt issuance costs...........................                1.1                  1.8
     Foreign currency losses (gains), net..........................                0.1                 (0.8)
     Loss on early extinguishment of debt..........................                0.1                  -
     Miscellaneous, net............................................                -                   (0.3)
                                                                       ----------------     ----------------
           Other expenses, net.....................................               33.8                 35.6
                                                                       ----------------     ----------------

Loss before income taxes ..........................................              (30.8)               (52.8)

Provision for income taxes.........................................                4.4                  5.4
                                                                       ----------------     ----------------

Net loss...........................................................    $         (35.2)     $         (58.2)
                                                                       ================     ================


Basic and diluted net loss per common share........................    $         (0.07)     $         (0.15)
                                                                       ================     ================

Weighted average number of common shares outstanding:
     Basic and diluted.............................................        486,359,349          390,518,489
                                                                       ================     ================

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

                                      REVLON, INC. AND SUBSIDIARIES
                                  CONSOLIDATED CONDENSED BALANCE SHEETS
                                          (dollars in millions)

                                                                           March 31,           December 31,
                                     ASSETS                                  2007                 2006
                                                                       ----------------     ----------------
                                                                          (Unaudited)
Current assets:
     Cash and cash equivalents.....................................    $          46.9      $          35.4
     Trade receivables, net........................................              176.8                207.8
     Inventories...................................................              186.4                186.5
     Prepaid expenses and other....................................               59.7                 58.3
                                                                       ----------------     ----------------
           Total current assets....................................              469.8                488.0
Property, plant and equipment, net.................................              112.7                115.3
Other assets.......................................................              139.2                142.4
Goodwill, net......................................................              186.2                186.2
                                                                       ----------------     ----------------
           Total assets............................................    $         907.9      $         931.9
                                                                       ================     ================

         LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
     Short-term borrowings.........................................    $           5.4      $           9.6
     Current portion of long-term debt.............................              167.4                  -
     Accounts payable..............................................              116.7                 95.1
     Accrued expenses and other....................................              276.0                272.5
                                                                       ----------------     ----------------
           Total current liabilities...............................              565.5                377.2
Long-term debt.....................................................            1,227.5              1,501.8
Long-term pension and other post-retirement plan liabilities.......              164.4                175.7
Other long-term liabilities........................................               80.4                107.0
Total stockholders' deficiency.....................................           (1,129.9)            (1,229.8)
                                                                       ----------------     ----------------
           Total liabilities and stockholders' deficiency..........    $         907.9      $         931.9
                                                                       ================     ================

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

                                      REVLON, INC. AND SUBSIDIARIES
                                UNAUDITED ADJUSTED EBITDA RECONCILIATION
                                          (dollars in millions)



                                                                                Three Months Ended
                                                                                     March 31,
                                                                       -------------------------------------
                                                                             2007                 2006
                                                                       ----------------     ----------------
                                                                                    (Unaudited)
Reconciliation to net loss:
-----------------------------------------------------------

Net loss...........................................................    $         (35.2)     $         (58.2)

Interest expense, net..............................................               32.5                 34.9
Amortization of debt issuance costs................................                1.1                  1.8
Foreign currency losses (gains), net...............................                0.1                 (0.8)
Loss on early extinguishment of debt...............................                0.1                  -
Miscellaneous, net.................................................                -                   (0.3)
Provision for income taxes.........................................                4.4                  5.4
Depreciation and amortization......................................               29.3                 32.5

                                                                       ----------------     ----------------
Adjusted EBITDA....................................................    $          32.3      $          15.3
                                                                       ================     ================